EXHIBIT 99.1

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              HINTO ENERGY, INC. ANNOUNCES POTENTIAL ACQUISITION OF
                           ASSETS IN THE UINTAH BASIN

May 30, 2012 10:31 AM ET

HINTO ENERGY, INC. (OTCQB: HENI) (OTCBB: HENI) announced that the Company had entered into an Asset Purchase and Sale Agreement with Pacific Energy and Mining Company to acquire certain oil and gas wells and related assets in the Greater Cisco Area of the Uintah Basin of Grand County, Utah. Management of the Company anticipates closing of the acquisition to occur in the first half of June 2012.

The assets to be acquired include 4,783 gross acres in the Cisco Spring Fields with an 80% NRI and approximately 3,827 net acres. The property includes 27 wells that need to be re-worked, connected to gas pipeline, or offset drilled. The Company intends to acquire the assets using a combination of its convertible notes payable and cash.

George Harris, the Company's Chief Financial Officer, said, "We are excited about the potential to acquire additional property in the Uintah Basin area. This acquisition, when closed, is in keeping with the Company's strategy to acquire assets that are overlooked or underperforming, and to work to bring the assets to full production."

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties. The company was formerly known as Garner Investments, Inc. and changed its name to HINTO Energy, Inc. in September 2011. The company was founded in 2011 and is based in Arvada, Colorado.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.